Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Bank of Virginia
Midlothian, Virginia

We have audited the accompanying balance sheets of Bank of Virginia as of December 31, 2012 and 2011, and the related statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank of Virginia as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Winchester, Virginia

June 14, 2013

BANK OF VIRGINIA

Balance Sheets

(dollars in thousands, except share and per share data)

	December 31,	December 31,
	2012	2011
Assets
Cash and due from banks	$4,234	$4,152
Federal funds sold and interest-bearing deposits with banks	7,746	22,544
Total cash and cash equivalents	11,980	26,696
Securities available for sale, at fair market value	18,511	25,578
Restricted securities	1,157	1,134
Loans held for sale	28,949	-
Loans, net of allowance for loan losses of $3,278 and $5,672 in 2012 and 2011, respectively	111,506	104,662
Premises and equipment, net	5,229	5,374
Accrued interest receivable	419	426
Other real estate owned, net of valuation allowance	1,768	1,262
Other assets	463	333

Total assets	$179,982	$165,465

Liabilities and Stockholders' Equity

Deposits
Non-interest-bearing	$19,498	$16,833
Savings and interest-bearing demand	39,619	29,686
Time, $100,000 and over	41,312	45,341
Other time	54,055	55,381
Total deposits	154,484	147,241

Accrued expenses and other liabilities	490	557
FHLB borrowings	10,000	5,000
Total liabilities	164,974	152,798

Stockholders' Equity
Preferred stock, $5 par value, 5,000,000 shares authorized, none issued	-	-
Common stock, $1 par value, 8,000,000 shares authorized, 3,244,784 (26,568 nonvested) shares issued and outstanding at December 31, 2012; 40,000,000 shares authorized, 11,333,182 (5,000 nonvested) shares issued and outstanding at December 31, 2011	3,245	11,328
Additional paid-in capital	35,971	24,622
Retained deficit	(24,287)	(23,729)
Accumulated other comprehensive income	79	446
Total stockholders' equity	15,008	12,667
Total liabilities and stockholders' equity	$179,982	$165,465

See Notes to Financial Statements.

BANK OF VIRGINIA

Statements of Operations

For the Years Ended December 31, 2012 and 2011

(dollars in thousands, except share and per share data)	2012	2011
Interest Income:
Interest and fees on loans	$6,472	$7,497
Investment securities	318	718
Interest on federal funds sold and deposits with banks	68	47
Total interest income	6,858	8,262

Interest Expense:
Interest on deposits	2,099	2,766
Interest on FHLB borrowings	136	392
Total interest expense	2,235	3,158
Net Interest Income	4,623	5,104
Provision for (recovery of) loan losses	(1,269)	2,786

Net interest income after provision for (recovery of) loan losses	5,892	2,318

Non-interest Income:
Service charges on deposit accounts	135	181
Net gain on sale of available for sale securities	370	129
Other fee income	147	182
Total non-interest income	652	492

Non-interest Expense:
Salaries and employee benefits	3,536	3,347
Occupancy expense	666	691
Equipment expense	289	326
Data processing expense	400	370
Marketing expense	108	102
Loss (gain) on sale of other real estate	(86)	38
Other real estate expenses	182	162
Legal and professional fees	522	618
Bank franchise tax	94	146
FDIC insurance assessments	362	507
Insurance	114	111
Other outside services	153	228
Shareholder communications	104	147
Other operating expenses	658	469
Total non-interest expenses	7,102	7,262

Net loss	$(558)	$(4,452)

Loss per share, basic and diluted	$(0.22)	$(1.96)

Weighted Average Shares Outstanding, basic and diluted	2,559,739	2,265,683

See Notes to Financial Statements.

BANK OF VIRGINIA

Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2012 and 2011

(dollars in thousands)	2012	2011

Net loss	$(558)	$(4,452)
Unrealized gains on available-for-sale securities:
Unrealized holding gains during the period	3	257
Reclassification adjustment - gain on sale	(370)	(129)
Other comprehensive income (loss)	(367)	128

Total Comprehensive loss	$(925)	$(4,324)

See Notes to Financial Statements.

BANK OF VIRGINIA

Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2012 and 2011

(dollars in thousands)	Common Stock	Additional Paid-in Capital	Retained Deficit	Other Accumulated Compre- hensive Income	Total
Balance at December 31, 2010	$11,328	$24,611	$(19,277)	$318	$16,980
Stock-based compensation expense		11			11
Comprehensive loss:
Net loss			(4,452)		(4,452)
Other comprehensive income				128	128
Balance at December 31, 2011	$11,328	$24,622	$(23,729)	$446	$12,667
Stock-based compensation expense		35			35
Issuance of common stock, net of issuance costs	979	2,252			3,231
Effect of 1 for 5 share stock split	(9,062)	9,062			-
Comprehensive loss:
Net loss			(558)		(558)
Other comprehensive loss				(367)	(367)
Balance at December 31, 2012	$3,245	$35,971	$(24,287)	$79	$15,008

See Notes to Financial Statements.

BANK OF VIRGINIA

Statements of Cash Flows

For the Years Ended December 31, 2012 and 2011

(dollars in thousands)	2012	2011

Cash Flows From Operating Activities:
Net loss	$(558)	$(4,452)
Adjustments to reconcile net loss to cash used in operating activities:
Net amortization of premium on investment securities	157	154
Depreciation and amortization	353	385
Provision for (recovery of) loan losses	(1,269)	2,786
Gain on sale of fixed assets	-	(9)
Increase in loans held for sale	(28,949)
Gain on available for sale securities	(370)	(129)
Impairment of OREO	-	25
(Gain) loss on sale of OREO	(86)	38
Stock-based compensation expense	35	11
Change in assets and liabilities:
Decrease in accrued interest receivable	7	348
(Increase) decrease in other assets	(130)	62
Decrease in accrued expense and other liabilities	(67)	(413)
Net cash used in operating activities	(30,877)	(1,194)

Cash Flows From Investing Activities:
Purchases of securities available for sale	(9,554)	(17,906)
(Purchase) redemptions of restricted securities, net	(23)	301
Proceeds from sales/maturites of available for sale securities	11,222	19,993
Proceeds from sale of OREO	976	975
Proceeds from sale of fixed assets	-	9
Payments on mortgage-backed securities	5,323	7,394
Net (increase) decrease in loans	(6,971)	30,543
Purchases of premises and equipment	(286)	(104)
Net cash provided by investing activities	687	41,205

Cash Flows From Financing Activities:
Net increase in demand, savings, interest-bearing checking and money market deposits	12,598	5,524
Net decrease in time deposits	(5,355)	(39,523)
Net increase (decrease) in FHLB borrowings	5,000	(5,000)
Net proceeds from issuance of common stock	3,231	-
Net cash provided by (used in) financing activities	15,474	(38,999)

Net (decrease) increase in cash and cash equivalents	(14,716)	1,012

Cash and cash equivalents at beginning of period	26,696	25,684

Cash and cash equivalents, end of period	$11,980	$26,696

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$2,326	$3,278

Supplemental Disclosure of Noninvesting Activities
Fair value adjustment for securities	$(367)	$128

Other real estate owned transfer from loans	$1,396	$1,749

See Notes to Financial Statements.

Bank of Virginia

Note 1.	Organization and Summary of Significant Accounting Policies

Organization

Bank of Virginia (the “Bank”) was organized under the laws of the Commonwealth of Virginia to engage in a general banking business serving the communities in and around the Richmond, Virginia metropolitan area.

The Bank commenced regular operations on January 12, 2004, and is a member of the Federal Reserve System, Federal Deposit Insurance Corporation and the Federal Home Loan Bank of Atlanta. The Bank is subject to the regulations of the Federal Reserve System and the State Corporation Commission of Virginia. Consequently, it undergoes periodic examinations by these regulatory authorities.

On December 10, 2010, the Bank became a majority owned subsidiary of Cordia Bancorp Inc. (“Cordia”). Cordia was incorporated in 2009 by a team of former bank CEOs, directors and advisors seeking to invest in undervalued community banks in the Mid-Atlantic and Southeast. Cordia completed its initial investment through the purchase of $10.3 million of Bank of Virginia common stock at a price of $1.52 per share, resulting in the ownership of 6,776,316 shares, or approximately 59.8% of the outstanding shares of Bank of Virginia.  Of the net proceeds, $6.8 million was added to common stock and $2.8 million was added to surplus, net of offering costs of $719,000. As a part of the Cordia transaction, the Board of Directors approved the reduction of the par value of the Bank’s common stock from $2.50 per share to $1.00 per share. On August 28, 2012, Cordia purchased an additional $3.0 million of BOVA common stock at a price of $3.60 per share increasing their ownership to 67.4%.

In June 2012, the Bank’s shareholders approved a 1-for-5 reverse stock split of its shares of common stock. The reverse stock split became effective with the start of trading on October 4, 2012.

In March 2013, Cordia completed a share exchange with the Bank resulting in the Bank becoming a wholly owned subsidiary of Cordia. Under the terms of the Agreement and Plan of Share Exchange between Cordia and the Bank, each outstanding share of the Bank’s common stock owned by persons other than the Company were exchanged for 0.664 of a share of Cordia’s common stock. Shares of Cordia’s stock are listed on the NASDAQ Stock Market under the symbol “BVA”.

Summary of Significant Accounting Policies

The accounting and reporting policies of the Bank are in accordance with accounting principles generally accepted in the United States of America and conform to general practices within the banking industry. The more significant of these policies are summarized below.

(a) Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, the valuation of other real estate owned and fair value measurements.

(b) Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

(c) Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at estimated fair value. The Bank classifies all securities as available for sale. Other securities, such as Federal Reserve Bank stock and Federal Home Loan Bank stock, are carried at cost and are listed on the balance sheet as restricted securities.

In estimating other than temporary impairment losses management considers, (1) the length of time and extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) our ability to retain our investment for a period of time sufficient to allow for any anticipated recovery in fair value.

Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (1) the Bank intends to sell the security or (2) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis. If, however, the Bank does not intend to sell the security and it is not more-than-likely that the Bank will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to a credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists, and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income.

For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income. The Bank regularly reviews each security for other-than-temporary impairment based on criteria that include the extent to which costs exceed market price, the duration that markets decline, the financial health of and specific prospects for the issuer, management’s best estimate of the present value of cash flows expected to be collected on these debt securities, the Bank’s intention with regard to holding the security to maturity and the likelihood that the Bank would be required to sell the security before recovery. The Bank recognizes amortization or accretion on each bond on a level yield basis monthly.

(d) Loans Held for Sale

Secondary market mortgage loans are designated as held for sale at the time of purchase. These loans are pre-sold with servicing released and the Bank does not retain any interest after the loans are sold. These loans consist primarily of fixed-rate, single-family residential mortgage loans which meet the underwriting characteristics of certain government–sponsored enterprises (conforming loans). In addition, the Bank requires a firm purchase commitment from a permanent investor before a loan can be committed, thus limiting interest rate risk. Loans held for sale are carried at the lower of cost or fair value. Gains on sales of loans are recognized at the loan closing date and are included in noninterest income. In February 2013, a proposal to increase the line to $60 million was approved by the board of directors.

(e) Loans

The Bank grants commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by commercial loans throughout the greater Richmond, Virginia metropolitan area. The ability of the Bank’s debtors to honor their contracts is dependent upon numerous factors including the collateral performance, general economic conditions, as well as the underlying strength of borrowers and guarantors.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and net deferred fees and costs. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees and certain direct costs are deferred and the net amount is amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts on an effective interest method over the loan’s contractual life or to the pay-off date if the balance is repaid prior to maturity. Loans are recorded based on purpose, collateral and repayment period. Interest is calculated on a 365/360 day basis for commercial loans and 365/365 day basis for consumer loans. Interest is accrued on a daily basis.

The past due status of a loan is based on the contractual due date of the most delinquent payment due. Each loan will be placed in one of the following categories: current, 1-29 days past due, 30-59 days past due, 60-89 days past due and over 90 days past due. Generally, the accrual of interest on a loan is discontinued at the time the loan becomes 90 days delinquent unless the credit is well-secured or in process of collection or refinancing.

All interest accrued but not collected is reversed against interest income when a loan is placed on nonaccrual or charged off. The interest on loans in nonaccrual status is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

In situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider, the related loan is classified as a troubled debt restructuring (TDR). Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance, re-amortization, and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted below for impaired loans. There were four loans with an aggregate principal balance of $2.1 million classified as TDRs as of December 31, 2012, while there were five loans with an aggregate principal balance of $3.4 million classified as TDRs as of December 31, 2011.

(f) Allowance for Loan Losses

The allowance for loan losses (ALL) is increased by charges to income and decreased by charge-offs, net of recoveries. The allowance is established and maintained at a level management deems adequate to cover losses inherent in the portfolio as of the balance sheet date and is based on management’s evaluation of the risks in the loan portfolio and changes in the nature and volume of loan activity. There are risks inherent in all loans, so an allowance is maintained for loans to absorb probable losses on existing loans that may become uncollectible. The allowance is established and maintained as losses are estimated to have occurred through a provision for loan losses charged to earnings, which increases the balance of the allowance. Loan losses for all segments are charged against the allowance when management believes the uncollectability of a loan is confirmed, which decreases the balance of the allowance. Subsequent recoveries, if any, are credited back to the allowance.

The amount of the allowance is established through the application of a standardized model, the components of which are: an impairment analysis of specific loans to determine the level of any specific reserves needed and an estimate of the level of general reserves needed, which consists of a weighted average of historical loss experience and adjustments for economic and environmental (portfolio) factors.

The ALL is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

In order for the allowance for loan losses (“ALL”) methodology to be considered valid, the Bank at a minimum requires:

•	A review of trends in loan volume, delinquencies, restructurings and concentrations;
•	Tests of source documents and underlying assumptions to determine that the established methodology develops reasonable loss estimates; and
•	An evaluation of the appraisal process of the underlying collateral which may be accomplished by periodically comparing the appraised value to the actual sales price on selected properties sold.

Note 3 includes additional discussion of how the allowance is quantified. The use of various estimates and judgments in the Bank’s ongoing evaluation of the required level of allowance can significantly affect the Bank’s results of operations and financial condition and may result in either greater provisions against earnings to increase the allowance or reduced provisions based upon management’s current view of portfolio and economic conditions and the application of revised estimates and assumptions.

The specific reserve component of the allowance relates to loans that are classified as either doubtful or substandard. For such loans that are also classified as impaired, a loan level allowance is established. The evaluation of the need for a specific reserve involves the identification of impaired loans and an analysis of those loans’ repayment capacity from both primary (cash flow) and secondary (real estate and non real estate collateral or guarantors) sources and making specific reserve allocations to impaired loans that exhibit inherent weaknesses and various elevated credit risk factors. All available collateral is analyzed and valued, with discounts applied according to the age of any real estate appraisals or the liquidity of other asset classes. The analysis is compared to the aggregate Bank loan exposure, giving consideration to the Bank’s lien preference and other actual and contingent obligations of the borrower. The value of any loan guarantors are weighted based on an analysis of the guarantor’s net worth, including liabilities, liquid assets, annual cash flows and total contingent liabilities.

The impairment of a loan occurs when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. We do not consider a loan impaired during a period of insignificant delay in payment if we expect the ultimate collection of all amounts due. Impairment is measured as the difference between the recorded investment in the loan and the evaluation of the present value of expected future cash flows or the observable market price of the loan or collateral value of the impaired loan when that cash flow or collateral value is lower than the carrying value of that loan. Loans that are collateral dependent, that is, loans where repayment is expected to be provided solely or primarily by the underlying collateral, and for which management has determined foreclosure is probable, are measured for impairment based on the fair value of the collateral as described above.

The general component covers non classified loans and special mention loans and is based on historical loss experience adjusted for qualitative factors.

The model estimates future loan losses by analyzing historical loss experience and other trends within the portfolio, including trends in delinquencies and charge-offs, the opinions of regulators, changes in the growth rate, size and composition of the loan portfolio, particularly the level of special mention rated loans, the level of past due loans, the level of home equity loans and commercial real estate loans in aggregate and as a percentage of capital, and industry information.

A component of the general allowance for unimpaired loans is established based on a weighted average historical loss factor for the prior twelve quarters (with more weight given to the more recent quarters) and the level of unimpaired loans. Management applies a 45% weighting to the most recent four quarters, a 35% weighting to the next four quarters and a 20% weighting to the most distant four of the prior twelve quarters when calculating this component of the general reserve component of the ALL.

Also included in management’s estimates for loan losses are considerations with respect to the impact of local and national economic trends, the outcomes of which are uncertain. These events may include, but are not limited to, a general slowdown in the national or local economy, national and local unemployment rates; local real estate values fluctuations in overall lending rates, political conditions, legislation that may directly or indirectly affect the banking industry and economic conditions affecting the specific geographic area in which the Bank conducts business.

The allowance model is a fluid model which includes several factors that can be adjusted to reflect rapid changes in the economic environment, loan portfolio trends and individual borrowers' financial condition and risk, the interpretation of which can have significant impact on the perceived allowance needed.

(g) Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the assets' estimated useful lives. Estimated useful lives range from 10 to 30 years for buildings and 3 to 10 years for autos, furniture, fixtures and equipment. The value of land is carried at cost.

(h) Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale. They are initially recorded at fair market value at the date of foreclosure, less estimated selling costs thus establishing a new cost basis. Subsequent to foreclosure, valuations of the assets are periodically performed by management. Adjustments are made to the lower of the carrying amount or fair market value of the assets less selling costs. Revenue and expenses from operations are included in other real estate expenses from foreclosed assets. The Bank’s investment in foreclosed assets totaled $1.8 million and $1.3 million at December 31, 2012 and 2011, respectively.

(i) Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences.

Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the recognition of the asset is less than probable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is recognized as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Interest and penalties associated with the unrecognized tax benefits would be classified as additional income taxes in the statements of operations; however, the Bank had no unrecognized tax benefits as of December 31, 2012.

Banks operating in Virginia are not subject to Virginia state income tax, but are subjected to Virginia bank franchise taxes.

(j) Marketing Costs

The Bank follows the policy of charging the production costs of marketing/advertising to expense as incurred unless the advertising campaign extends for a significant time period, in which case, such costs will be amortized to expense over the duration of the advertising campaign.

(k) Comprehensive Income (Loss)

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income (loss). Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss). For 2012 and 2011, other comprehensive income only includes adjustments for unrealized gains and losses on available for sale securities.

(l) Loss Per Share

In August of 2012, the Bank declared a 1 for 5 stock split. Weighted average shares for all periods presented have been restated to reflect the stock split. There were no dilutive shares as of December 31, 2012 or 2011. Dilutive shares are calculated using the treasury stock method, assuming that all holders would exercise their vested options and are not necessarily reflective of what the holders would actually do based upon their individual facts and circumstances. All of the option shares outstanding were antidilutive and, as a result, had no impact on the calculation of diluted loss per common share for the years ended December 31, 2012 and 2011, respectively. Weighted average shares outstanding were 2,559,739 and 2,265,683 for the years ended December 31, 2012 and 2011, respectively. There were 87,100 and 74,700 antidilutive options outstanding at December 31, 2012 and 2011, respectively.

(m) Stock Option Plan

Authoritative accounting guidance requires the costs resulting from all share-based payments to employees be recognized in the financial statements. Stock-based compensation is estimated at the date of grant, using the Black-Scholes option valuation model for determining fair value, and is charged to earnings based on the vesting period.

The Bank recognized stock-based compensation expense of $35 thousand and $11 thousand in 2012 and 2011, respectively.

(n) Fair Value Measurements

Fair values of financial instruments are estimated using relevant market information and other assumptions as more fully disclosed in Note 12. Fair value estimates involve uncertainties and matters of significant judgment. Changes in assumptions or market conditions could significantly affect the estimates.

(o) Transfer of Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when 1) the assets have been isolated from the Bank – put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership; 2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and 3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specified assets.

(p) Reclassification

In certain circumstances, reclassifications have been made to prior period information to conform to the 2012 presentation.  Such reclassifications had no effect on previously reported shareholders’ equity or net loss.

Recent Accounting Pronouncements

In April 2011, the Financial Accounting Standards Boards (FASB) issued ASU 2011-03, “Transfers and Servicing (Topic 860) – Reconsideration of Effective Control for Repurchase Agreements.” The amendments in this ASU remove from the assessment of effective control (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee and (2) the collateral maintenance implementation guidance related to that criterion. The amendments in this ASU were effective for the first interim or annual period beginning on or after December 15, 2011. The guidance should be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The adoption of the new guidance did not have a material impact on the Bank's financial statements.

In May 2011, the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820) – Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” This ASU is the result of joint efforts by the FASB and International Accounting Standards Board (IASB) to develop a single, converged fair value framework on how (not when) to measure fair value and what disclosures to provide about fair value measurements. The ASU is largely consistent with existing fair value measurement principles in U.S. GAAP (Topic 820), with many of the amendments made to eliminate unnecessary wording differences between U.S. GAAP and International Financial Reporting Standards (IFRS). The amendments were effective for interim and annual periods beginning after December 15, 2011 with prospective application. The adoption of the new guidance did not have a material impact on the Bank's financial statements.

In June 2011, the FASB issued ASU 2011-05, “Comprehensive Income (Topic 220) – Presentation of Comprehensive Income.” The new guidance amends disclosure requirements for the presentation of comprehensive income. The amended guidance eliminates the option to present components of other comprehensive income (“OCI”) as part of the statement of changes in shareholders’ equity. All changes in OCI must be presented either in a single continuous statement of comprehensive income or in two separate but consecutive financial statements. The guidance does not change the items that must be reported in OCI. The Bank adopted this guidance effective 2012, and has elected to present two separate but consecutive financial statements.

In September 2011, the FASB issued ASU 2011-08, “Intangible – Goodwill and Other (Topic 350) – Testing Goodwill for Impairment.”  The amendments in this ASU permit an entity to first assess qualitative factors related to goodwill to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill test described in Topic 350.  The more-likely-than-not threshold is defined as having a likelihood of more than 50 percent.  Under the amendments in this ASU, an entity is not required to calculate the fair value of a reporting unit unless the entity determines that it is more likely than not that its fair value is less than its carrying amount.  The amendments in this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The adoption of the new guidance did not have a material impact on the Bank's financial statements.

In December 2011, the FASB issued ASU 2011-11, “Balance Sheet (Topic 210) – Disclosures about Offsetting Assets and Liabilities.” This ASU requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” The amendments in this ASU apply to all entities that have indefinite-lived intangible assets, other than goodwill, reported in their financial statements. The amendments in this ASU provide an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In January 2013, the FASB issued ASU 2013-01, “Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this ASU clarify the scope for derivatives accounted for in accordance with Topic 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements and securities borrowing and securities lending transactions that are either offset or subject to netting arrangements. An entity is required to apply the amendments for fiscal years, and interim periods within those years, beginning on or after January 1, 2013. The adoption of the new guidance did not have a material impact on the Bank’s financial statements.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.” The amendments in this ASU require an entity to present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income. In addition, the amendments require a cross-reference to other disclosures currently required for other reclassification items to be reclassified directly to net income in their entirety in the same reporting period. Companies should apply these amendments for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. The Bank has included the required disclosures from ASU 2013-02 in the financial statements.

Note 2.	Securities

Amortized cost and fair values of securities available for sale are as follows:

	December 31, 2012
				Estimated
(dollars in thousands)	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
U.S. Government Agencies	$3,425	$30	$-	$3,455
Agency Guaranteed Mortgage-backed securities	15,007	82	(33)	15,056
Total	$18,432	$112	$(33)	$18,511

	December 31, 2011
				Estimated
(dollars in thousands)	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Agency Guaranteed Mortgage-backed securities	$25,132	$471	$(25)	$25,578
Total	$25,132	$471	$(25)	$25,578

The amortized cost and fair value of securities available for sale as of December 31, 2012, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations without penalties.

(dollars in thousands)	Amortized Cost	Estimated Fair value

1 year or less	$-	$-
Over 1 year through 5 years	596	610
Over 5 years through 10 years	5,269	5,257
Over 10 years	12,567	12,644
Total	$18,432	$18,511

The portfolio is available to support liquidity needs of the Bank. Sales of available for sale securities were $9.7 million during 2012 and $17.8 million during 2011. In 2012, gross realized gains were $370 thousand with no corresponding losses, while gross realized gains in 2011 were $129 thousand with no corresponding losses.

Management does not believe any individual unrealized loss position as of December 31, 2012 represents an other-than-temporary impairment. Management evaluates securities for other-than-temporary impairments at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (i) the intent of the Bank to sell the security, (ii) whether it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis, and (iii) whether the Bank expects to recover the securities’ entire amortized cost basis regardless of the Bank’s intent to sell the security. Furthermore, the Bank believes the value is attributable to changes in market interest rates and not the credit quality of the issuer.

The Bank had no investments in a continuous unrealized loss position for more than 12 months at December 31, 2012 and 2011.

Agency Guaranteed Mortgage-backed securities. As of December 31, 2012, the Bank had unrealized losses of $33 thousand on its agency guaranteed mortgage-backed securities with an aggregate fair value of $3.7 million. All of the unrealized losses are attributable to increases in interest rates and not to credit deterioration. Currently, the Bank does not believe that it is probable that it will be unable to collect all amounts due according to the contractual terms of the investments. Because the decline in market value is attributable to changes in interest rates and not to credit quality and because it is not more likely than not that the Bank will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Bank does not consider these investments to be other-than-temporarily impaired at December 31, 2012.

The following table reflects those investments in a continuous unrealized loss position for less than 12 months and for 12 months or longer.

Unrealized loss on Securities
December 31, 2012
(dollars in thousands)	Less than 12 Months		12 Months or longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Agency Guaranteed Mortgage-backed securities	$3,696	$(33)	$-	$-	$3,696	$(33)
Total	$3,696	$(33)	$-	$-	$3,696	$(33)

Unrealized loss on Securities
December 31, 2011
	Less than 12 Months		12 Months or longer		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Agency Guaranteed Mortgage-backed securities	$7,921	$(25)	$-	$-	$7,921	$(25)
Total	$7,921	$(25)	$-	$-	$7,921	$(25)

There were no held to maturity securities at December 31, 2012 or December 31, 2011.

Mortgage-backed securities with combined market value of $2.0 and $1.9 million were pledged to secure public funds with the State of Virginia at December 31, 2012 and 2011, respectively. In addition, the Bank had $2.9 million of mortgage backed securities pledged to cover a relationship with our main correspondent bank as of December 31, 2012.

Note 3.	Loans, Allowance for Loan Losses and Credit Quality

The Bank categorizes its receivables into three main segments: commercial real estate loans, commercial and industrial loans and consumer loans. Each category of loan has a different level of credit risk. Real estate loans are generally safer than loans secured by other assets because the value of the underlying collateral is generally ascertainable and does not fluctuate as much as other assets. Owner-occupied commercial real estate loans are the least risky type of commercial real estate loan. Non owner occupied commercial real estate loans and construction and development loans contain more risk. Commercial loans, which can be secured by other assets, or which can be unsecured, are generally more risky than commercial real estate loans. Consumer loans may be secured by residential real estate, automobiles or other assets or may be unsecured. Those secured by residential real estate are the least risky and those that are unsecured are the most risky type of consumer loans.

Any type of loan which is unsecured is generally more risky than a secured loan. These levels of risk are general in nature, and many factors including the creditworthiness of the borrower or the particular nature of the secured asset may cause any type of loan to be more or less risky than another. The Bank further delineated its segments in 2012 resulting in a change in allowance methodology. Following the change, the Bank has not further identified any classes within these segments. In the commercial real estate category of the loan portfolio the segments are acquisition-development-construction, non owner occupied and owner occupied. In the consumer category of the loan portfolio the segments are residential mortgages, home equity lines of credit and other types of loans. This provides management and the Board with sufficient information to evaluate the risks within the Bank’s portfolio.

Below is a table that exhibits the loans by class at December 31, 2012 and 2011.

	Composition of loan portfolio at December 31,
	2012	2011
(dollars in thousands)	Amount	Amount
Commercial Real Estate:
Acquisition, Development and Construction	$3,387	$6,303
Non Owner Occupied	34,441	31,666
Owner Occupied	37,250	32,347
Commercial & Industrial	23,641	20,772
Consumer:
Residential Mortgage	7,368	8,069
HELOC	8,397	10,473
Other	300	704
Total Loans	$114,784	$110,334
Allowance for Loan Losses	3,278	5,672
Total Loans, net of allowance	$111,506	$104,662

RISK RATING PROCESS

Credit risk ratings reflect the current risk of default and/or loss for a given asset. The risk of loss is driven by factors intrinsic to the borrower and the unique structural characteristics of the loan. The credit risk rating begins with an analysis of the borrower’s credit history, ability to repay the debt as agreed, use of proceeds, and the value and stability of the value of the collateral securing the loan. The attributes ordinarily considered when reviewing a borrower are as follows:

•	industry/industry segment;
•	position within industry;
•	earnings, liquidity and operating cash flow trends;
•	asset and liability values;
•	financial flexibility/debt capacity;
•	management and controls; and
•	quality of financial reporting.

The unique structural characteristics ordinarily considered when reviewing a loan are as follows:

•	credit terms/loan documentation;
•	guaranty/third party support;
•	collateral; and
•	loan maturity.

On a quarterly basis, the process of estimating the allowance for loan loss begins with management’s review of the risk rating assigned to individual credits. Through this process, loans adversely risk rated doubtful or substandard are evaluated for impairment based on ASC 310-40. The following is a summary of the risk rating definitions the Bank uses to assign a risk grade to each loan within the portfolio:

Grade 1 - Highest Quality	Loans have little to no risk and are generally secured by liquid collateral and/or a low loan-to-value ratio.

Grade 2 - Above Average Quality	Loans have minimal risk to well qualified borrowers and no significant questions as to safety.

Grade 3 - Satisfactory	Loans are satisfactory loans with financially sound borrowers and secondary sources of repayment.

Grade 4 - Pass	Loans are satisfactory loans with borrowers not as financially strong as risk grade 3 loans, but may exhibit a higher degree of financial risk based on the type of business supporting the loan.

Grade 5- Special Mention	Loans to borrowers that exhibit potential credit weakness or a downward trend that warrant additional supervision. While potentially weak, the loan is currently marginally acceptable and no loss of principal or interest is envisioned.

Grade 6 – Substandard	Borrowers with one or more well defined weaknesses that jeopardize the orderly liquidation of the debt. Normal repayment from the borrower is in jeopardy, although no loss of principal is envisioned. Possibility of loss or protracted workout exists if immediate corrective action is not taken.

Grade 7 – Doubtful	Loans with all the weaknesses inherent in a Substandard classification, with the added provision that the weaknesses make collection of debt in full highly questionable and improbable, based on currently existing facts, conditions, and values. Serious problems exist to the point where a partial loss of principal is likely.

Grade 8 – Loss	Borrower is deemed incapable of repayment of the entire principal. A Charge - off is required for the portion of principal management has deemed it will not be repaid.

The following is the distribution of loans by credit quality and class as of December 31, 2012.

		Loan Amount as of December 31, 2012
(dollars in thousands)		Commercial Real Estate			Commercial	Consumer
	Credit Quality	Acq - Dev	Non-Owner	Owner	&	Residential
	by Class	Construction	Occupied	Occupied	Industrial	Mortgage	HELOC	Other	Total

1	Highest Quality	$-	$-	$-	$-	$-	$-	$-	$-
2	Above Average Quality	-	-	3,082	1,088	121	87	3	4,381
3	Satisfactory	397	7,957	18,385	6,651	4,144	4,025	188	41,748
4	Pass	-	14,732	9,776	12,255	1,868	2,309	70	41,010
5	Special Mention	998	7,069	1,785	2,425	1,022	280	16	13,595
6	Substandard	1,907	4,682	3,528	1,083	213	1,144	23	12,580
7	Doubtful	85	-	694	139	-	552	-	1,470
	Total loans	$3,387	$34,441	$37,250	$23,641	$7,368	$8,397	$300	$114,784

The following is the distribution of loans by credit quality and class as of December 31, 2011.

		Loan Amount as of December 31, 2011
(dollars in thousands)		Commercial Real Estate			Commercial	Consumer
	Credit Quality	Acq - Dev	Non-Owner	Owner	&	Residential
	by Class	Construction	Occupied	Occupied	Industrial	Mortgage	HELOC	Other	Total

1	Highest Quality	$-	$-	$-	$47	$-	$-	$2	$49
2	Above Average Quality	-	-	581	627	166	60	-	1,434
3	Satisfactory	544	6,290	17,132	5,433	3,849	6,202	298	39,748
4	Pass	119	9,548	5,339	4,801	1,945	2,040	187	23,979
5	Special Mention	-	8,901	4,263	6,570	1,362	882	112	22,090
6	Substandard	4,899	6,927	5,032	2,818	538	1,265	105	21,584
7	Doubtful	741	-	-	476	209	24	-	1,450
	Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of December 31, 2012 was as follows:

Loans Past Due by Portfolio Class
December 31, 2012
(dollars in thousands)	Commercial Real Estate			Commercial	Consumer
	Acq - Dev	Non-Owner	Owner	&	Residential
	Construction	Occupied	Occupied	Industrial	Mortgage	HELOC	Other	Total

30-59 days	$-	$481	$-	$139	$-	$30	$-	$650
60-89 days	-	-	-	-	-	-	-	-
>90 days	420	-	2,686	741	180	741	-	4,768
Total past due	420	481	2,686	880	180	771	-	5,418
Current	2,967	33,960	34,564	22,761	7,188	7,626	300	109,366
Total loans	$3,387	$34,441	$37,250	$23,641	$7,368	$8,397	$300	$114,784
>90 days still accruing	$-	$-	$-	$-	$-	$-	$-	$-

A summary of the balances of loans outstanding by days past due, including accruing and non-accruing loans by portfolio class as of December 31, 2011 was as follows:

Loans Past Due by Portfolio Class
December 31, 2011
(dollars in thousands)	Commercial Real Estate			Commercial	Consumer
	Acq - Dev	Non-Owner	Owner	&	Residential
	Construction	Occupied	Occupied	Industrial	Mortgage	HELOC	Other	Total

30-59 days	$-	$-	$1,482	$368	$66	$-	$-	$1,916
60-89 days	-	-	289	52	-	-	6	347
>90 days	1,666	419	1,202	819	475	195	70	4,846
Total past due	1,666	419	2,973	1,239	541	195	76	7,109
Current	4,637	31,247	29,374	19,533	7,528	10,278	628	103,225
Total loans	$6,303	$31,666	$32,347	$20,772	$8,069	$10,473	$704	$110,334
>90 days still accruing	$-	$-	$-	$65	$131	$38	$-	$234

NONACCRUAL LOANS

Loans are placed on nonaccrual status when management believes the collection of the principal and interest is doubtful. A delinquent loan is generally placed in nonaccrual status when:

•	principal and/or interest is past due for 90 days or more, unless the loan is well-secured or in the process of collection;
•	the financial strength of the borrower or a guarantor has materially declined;
•	collateral value has declined; or
•	other facts would make the repayment in full of principal and interest unlikely.

Loans placed on nonaccrual status are reported to the Board of Directors at its next regular meeting. When a loan is placed on nonaccrual, all interest which has been accrued is charged back against current earnings as a reduction in interest income, which adversely affects the yield on loans in the period of reversal. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain.

Loans placed on non-accrual status may, with the written approval of the Chief Credit Officer, be returned to accrual status after:

•	payments are received for a reasonable period in accordance with the loan documents (typically for 6 months), and any doubt as to the loan's full collectability has been removed; or
•	the troubled loan is restructured and, evidenced by a credit evaluation of the borrower's financial condition, the prospects for full payment are good.

When a loan is returned to accrual status after restructuring, the pre-restructuring risk rating is maintained until a satisfactory payment history is re-established.

A summary of non-accrual loans by portfolio class as of December 31, 2012 and 2011 is as follows:

	Nonaccrual Loans
	December 31,	December 31,
(dollars in thousands)	2012	2011
Commercial Real Estate:
Acquisition, Development and Construction	$420	$3,142
Nonowner Occupied	-	419
Owner Occupied	2,686	2,898
Commercial & Industrial	878	1,242
Consumer:
Residential Mortgage	180	343
HELOC	1,373	729
Other Consumer	23	105
Total Loans	$5,560	$8,878

All loans that are rated Doubtful are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated Substandard or are expected to be downgraded to Substandard, require additional analysis to determine if a specific reserve under ASC 310-40 is required. All loans that are rated Special Mention are presumed not to be impaired. However, Special Mention rated loans are typically evaluated for the following adverse characteristics that may indicate further analysis is warranted before completing an assessment of impairment:

•	a loan is 60 days or more delinquent on scheduled principal or interest;
•	a loan is presently in an unapproved over-advanced position;
•	a loan is newly modified; or
•	a loan is expected to be modified.

IMPAIRED LOANS

The following information is a summary of the Bank’s policies pertaining to impaired loans:

A loan is deemed impaired when it qualifies for a risk rating of Substandard or worse. Factors impairing repayment might include: inadequate repayment capacity, severe erosion of equity, likely reliance on non-primary source of repayment, guarantors with limited resources, and obvious material deterioration in borrower’s financial condition. The possibility of loss or protracted workout exists if immediate corrective action is not taken.

Once deemed impaired, the loan is then analyzed for the extent of the impairment. Impairment is the difference between the principal balance of the loan and (i) the discounted cash flows of the credit or (ii) the fair market value of the collateral less the costs involved with liquidation (i.e., real estate commissions, attorney costs, etc.). This difference is then reflected as a component in the allowance for loan loss as a specific reserve.

Certain loans were identified and individually evaluated for impairment at December 31, 2012 and 2011. A number of these impaired loans were not charged with a valuation allowance due to management’s judgment that the cash flows from the underlying collateral or equity available from guarantors was sufficient to recover the Bank’s entire investment, while other loans experienced collateral deterioration and supplemental specific reserves were added. In two instances, it was decided that the collateral deficiency was a confirmed loss and the amount of the specific reserve was recorded as a partial charge off. The results of those analyses are presented in the following tables. At December 31, 2012 and 2011, all troubled debt restructurings were deemed imparied.

The following information is a summary of related impaired loans presented by portfolio class as of December 31, 2012:

December 31, 2012

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$1,991	$1,991	$-	$2,090	$5
Nonowner Occupied	3,586	3,586	-	5,339	4
Owner Occupied	3,528	3,528	-	3,871	5
Commercial & Industrial	1,083	1,083	-	1,466	1
Consumer:
Residential	213	213	-	213	-
HELOC	664	664	-	664	-
Other	24	24	-	24	-

With An Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	-	-	-	-	-
Nonowner Occupied	1,096	1,096	200	1,096	-
Owner Occupied	694	694	289	694	-
Commercial & Industrial	600	600	40	52	1
Consumer:
Residential	-	-	-	-	-
HELOC	809	809	448	809	-
Other	-	-	-	-	-

Total:
Commercial Real Estate	$10,895	$10,895	$489	$13,090	$14
Commercial & Industrial	1,683	1,683	40	1,518	2
Consumer	1,710	1,710	448	1,709	-

The following information is summary of related impaired loans presented by portfolio class as of December 31, 2011:

Impaired Loans

As of

December 31, 2011

(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With No Related Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	$3,463	$5,489	$-	$6,107	$126
Nonowner Occupied	3,420	3,420	-	3,547	216
Owner Occupied	4,742	5,085	-	5,129	286
Commercial & Industrial	2,104	3,050	-	2,775	101
Consumer:
Residential	720	794	-	908	41
HELOC	1,162	1,162	-	1,162	56
Other	29	29	-	30	2

With An Allowance Recorded:
Commercial Real Estate:
Acquisition, Development and Construction	2,177	2,436	418	2,445	96
Nonowner Occupied	3,506	3,506	581	3,580	189
Owner Occupied	289	289	40	298	15
Commercial & Industrial	1,190	1,190	524	1,240	90
Consumer:
Residential	27	308	27	340	8
HELOC	127	127	32	127	2
Other	76	76	57	78	6

Total:
Commercial Real Estate	$17,597	$20,225	$1,039	$21,106	$928
Commercial & Industrial	3,294	4,240	524	4,015	191
Consumer	2,141	2,496	116	2,645	115

Troubled Debt Restructurings

A modification is classified as a troubled debt restructuring (“TDR”) if both of the following exist: (1) the borrower is experiencing financial difficulty and (2) the Bank has granted a concession to the borrower.  The Bank determines that a borrower may be experiencing financial difficulty if the borrower is currently delinquent on any of its debt, or if the Bank is concerned that the borrower may not be able to perform in accordance with the current terms of the loan agreement in the foreseeable future.  Many aspects of the borrower’s financial situation are assessed when determining whether they are experiencing financial difficulty, particularly as it relates to commercial borrowers due to the complex nature of the loan structure, business/industry risk and borrower/guarantor structures.  Concessions may include the reduction of an interest rate at a rate lower than current market rate for a new loan with similar risk, extension of the maturity date, reduction of accrued interest, or principal forgiveness.  When evaluating whether a concession has been granted, the Bank also considers whether the borrower has provided additional collateral or guarantors and whether such additions adequately compensate the Bank for the restructured terms, or if the revised terms are consistent with those currently being offered to new loan customers.  The assessments of whether a borrower is experiencing (or is likely to experience) financial difficulty and whether a concession has been granted is subjective in nature and management’s judgment is required when determining whether a modification is a TDR.

As a result of adopting the amendments in ASU 2011-02, the Bank assessed all restructurings that occurred on or after the beginning of the fiscal year of adoption, January 1, 2011, to determine whether they are considered TDRs under the amended guidance. The Bank identified as TDRs certain loans for which the allowance for loan losses had previously been measured under the specific or general allowance methodology. Upon identifying those loans as TDRs, the Bank identified them as impaired under the guidance in ASC 310-10-35. The amendments in ASU 2011-02 require prospective application of the impairment measurement guidance in ASC 310-10-35 for those loans newly identified as impaired.

Although each occurrence is unique to the borrower and is evaluated separately, for all portfolio segments, TDRs are typically modified through reduction in interest rates, reductions in payments, changing the payment terms from principal and interest to interest only, and/or extensions in term maturity.

The number and outstanding recorded investment of loans entered into under the terms of a TDR during the years ended December 31, 2012 and 2011, including modifications of acquired impaired loans, by type of concession granted, are set forth in the following tables:

(Dollars in 000’s)	December 31, 2012
	Number of loans	Rate Modification	Term Extension	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Commercial Real Estate – Non-Owner Occupied	-	-	$-	$-	$-
Commercial and Industrial	1	-	311	311	139
Consumer – Residential Mortgage	-	-	-	-	-
Total	1	-	$311	$311	$139

(Dollars in 000’s)	December 31, 2011
	Number of loans	Rate Modification	Term Extension	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Commercial Real Estate – Non-Owner Occupied	2	-	$2,418	$2,418	$2,418
Commercial and Industrial	2	-	531	406	531
Consumer – Residential Mortgage	1	27	-	27	27
Total	5	27	$2,949	$2,851	$2,976

In 2012, four loans were troubled debt restructured loans (TDRs). The total loan balance of TDRs at December 31, 2012 was $2.1 million. One of the three loans with a loan balance of $139 thousand was on non-accrual status at December 31, 2012.

Troubled debt restructured loans are considered to be in default if the borrower fails to make timely payments under the terms of the restructure and repayment possibilities have been exhausted. There were no troubled debt restructurings that defaulted within one year during the year ended December 31, 2012 whereby all repayment possibilities had been exhausted. The table below shows troubled debt restructurings that defaulted within one year during the year ended December 31, 2011:

(Dollars in 000’s)	December 31, 2011
	Number of Contracts	Recorded Investment
Commercial	-	$-
Real Estate – Residential	1	27
Real Estate – Commercial	-	-
Real Estate – Construction	-	-
Total	1	$27

Allowance for Loan Losses Change in Methodology

In the normal course of business at the end of each fiscal quarter, management conducts an analysis of (i) impaired loans to determine specific reserves and (ii) economic and environmental factors (two of three components of the Bank’s general reserves for unimpaired loans) to assist management in estimating the allowance for loan losses. The third component of the Bank’s general reserves, a historical loss allocation, is a formula generally updated, reviewed and applied, but not revised, each quarter. The essence of the historical loss allocation is that it applies to the general reserves its application of a 12-quarter trailing average of the actual total net charge off ratio incurred by the Bank (weighted to emphasize more recent loss activity).

During the second quarter of 2012, management undertook a comprehensive review and adjustment of the historical loss allocation portion of the general reserve methodology, in consultation with independent, external parties and the loan, audit and compliance committees of the Bank’s board of directors. The review was triggered by management after an improvement in the quality of the loan portfolio in the first six months of 2012 including a substantial reduction in the Bank’s nonperforming loans. These improvements were confirmed by an independent loan review firm. Management’s judgment was that the total historical loss factor of the general reserve, provisionally calculated for the quarter ending June 30, 2012, overstated the risk associated with the Bank’s unimpaired loans. Such a high general reserve appeared unwarranted for loans originated by the Bank’s new credit and lending team which has established a strong, sound loan underwriting culture. In addition, the Bank’s mix of loans has shifted away from Acquisition, Development and Construction (AD&C) loans, on which the Bank historically incurred disproportionate losses. Also, it became clear that the Bank incurred much lower charge offs in its Owner Occupied and Non-owner Occupied Commercial Real Estate loans than on AD&C loans. Therefore management concluded that its historical loss allocation methodology should be adjusted to align with the actual mix of loan types in the current portfolio.

Prior to June 30, 2012, the historical loss component of the general reserves portion of the allowance for loan losses was calculated by taking a weighted percentage of the historical loss ratio (calculated by dividing the net charge-offs during the prior twelve quarters by the gross loans as of the end of each quarter), with more weight given to the more recent quarters, and totaling them to result in the historical loss factor. The historical loss factor was then multiplied against the total unimpaired loans as of the balance sheet date, resulting in the historical loss component of the general reserves.

Beginning June 30, 2012, the historical loss component is calculated by taking a weighted percentage of the historical loss ratio for each loan segment from the prior twelve quarters, with more weight given to the more recent quarters, and totaling them to result in the historical loss factor for that segment. The calculated historical loss factor for that segment is then multiplied against the total unimpaired loans within that segment as of the balance sheet date. The results from each segment are then totaled, producing the historical loss component of the general reserves.

Management believes this more granular methodology more accurately assesses the risk for losses inherent in the loan portfolio by isolating the historical loss ratio in each respective segment. For example, the revised methodology calls for the historical loss factor in the AD&C loan segment to be charged only against the unimpaired balances outstanding in the AD&C segment. By employing this change to methodology, loans in other segments, such as HELOC and Residential Mortgage, would not be impacted by the historical losses in the AD&C segment.

The following table represents the effect on the current period provision of the changes in methodology from that used in prior periods.

(in thousands)	Provision
Year Ended December 31, 2012	New Methodology	Prior Methodology	Difference
Commercial Real Estate:
Acquisition, Development and Construction	$(713)	$(867)	$154
Nonowner Occupied	(1,056)	(553)	(503)
Owner Occupied	(79)	1,216	(1,295)
Commericial and Industrial	345	163	182
Consumer:
Residential Mortgage	(2)	77	(79)
HELOC	290	502	(212)
Other Consumer	(54)	(72)	18
Total Provision (recovery)	$(1,269)	$466	$(1,735)

As shown in the table above, the more significant effects of the changes in methodology occurred in the non-owner occupied and owner occupied commercial real estate segments. When using the prior methodology, all unimpaired commercial real estate loans were multiplied by a blended historical loss rate of 3.61% at December 31, 2012. When using the new methodology in which each segment’s total unimpaired loans are multiplied by the historical loss factor within that segment, the factor for non-owner occupied and owner occupied loans declines substantially to 1.72% and 0.00%, respectively. Acquisition, development, and construction loans historical loss factor, however, increases significantly to 14.68% from 3.61%, when comparing it to the prior method. This increase is due to the significant net charge offs the Bank has experienced in this segment, in comparison to other segments of the loan portfolio, over the course of the past twelve quarters. The underlying logic is that as the Bank’s lending mix has changed, it should not continue to apply an aggregate historical ratio equally to all segments.

A summary of the allowance for loan losses by portfolio segment as of December 31, 2012 and 2011was as follows:

Allowance for Loan Losses

	Commercial Real Estate				Consumer
(dollars in thousands)	Acquisition, Development & Construction	Nonowner Occupied	Owner Occupied	Commercial and Industrial	Residential Mortgage	HELOC	Other	Total
Balance, December 31, 2011	$982	$2,085	$435	$1,295	$333	$396	$146	$5,672
Charge-offs	(379)	(300)	-	(582)	(143)	(24)	(76)	(1,504)
Recoveries	318	-	26	14	9	-	12	379
Provision (recovery)	(713)	(1,056)	(79)	345	(2)	290	(54)	(1,269)
Balance, December 31, 2012	$208	$729	$382	$1,072	$197	$662	$28	$3,278

Allowance Ending balances:
Individually evaluated for impairment, December 31, 2012	$-	$200	$289	$40	$-	$448	$-	$977
Collectively evaluated for impairment, December 31, 2012	$208	$529	$93	$1,032	$197	$214	$28	$2,301

Loan Balances, December 31, 2012:
Total loans	$3,387	$34,441	$37,250	$23,641	$7,368	$8,397	$300	$114,784
Individually evaluated for impairment	$1,991	$4,682	$4,222	$1,683	$213	$1,473	$24	$14,288
Collectively evaluated for impairment	$1,396	$29,759	$33,028	$21,958	$7,155	$6,924	$276	$100,496

Allowance for Loan Losses

(dollars in thousands)	Commercial Real Estate	Commercial & Industrial	Consumer	Total
Balance, December 31, 2010	$3,935	$1,651	$1,246	$6,832
Charge-offs	(2,237)	(1,511)	(358)	(4,106)
Recoveries	79	69	12	160
Provision	1,725	1,086	(25)	2,786
Balance, December 31, 2011	$3,502	$1,295	$875	$5,672

Ending balances:
Individually evaluated for impairment, December 31, 2011	$1,039	$524	$115	$1,678
Collectively evaluated for impairment, December 31, 2011	$2,462	$771	$760	$3,993

Balances, December 31, 2011:
Total loans	$70,316	$20,772	$19,246	$110,334
Individually evaluated for impairment	$17,597	$3,294	$2,141	$23,032
Collectively evaluated for impairment	$52,719	$17,478	$17,105	$87,302

Note 4.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment follows:

	December 31,
Premises and Equipment	2012	2011
(dollars in thousands)
Buildings and improvements	$3,276	$3,257
Land	2,006	2,006
Furniture, fixtures and equipment	1,793	1,652
Leasehold improvements	693	645
Automobiles	85	85
	$7,853	$7,645
Less accumulated depreciation	2,624	2,271
	$5,229	$5,374

As of December 31, 2012, the Bank has lease agreements for two branch banking facilities; the Branchway Road branch and the Chester branch. We also lease two other buildings in which one facility houses the Bank’s deposit operations function, while the other building is reserved for future branch expansion. Both of these facilities house an ATM. All such leases qualify as operating leases.

Following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2012.

Minimum Lease Payments as of December 31, 2012
(in thousands)
2013	$360
2014	352
2015	355
2016	359
2017	321
Later Years	469
Total minimum payments required:	$2,216

Total rent expense for the years ended December 31, 2012 and 2011 amounted to $355 thousand and $363 thousand, respectively. For the years ended December 31, 2012 and 2011, depreciation expense was $353 thousand and $385 thousand, respectively.

Note 5.	Borrowings

The Bank is a member of the Federal Home Loan Bank of Atlanta (FHLB) which provides for short-term and long-term advances, typically collateralized by various mortgage products. The FHLB maintains a blanket security agreement on qualifying collateral. Detail related to FHLB advances at December 31, 2012 and 2011 is as follows:

(in thousands)
		December 31,
	Maturity Date	2012	2011
FHLB advance - 4.40%	August 2012	$-	$5,000
FHLB advance - 1.62%	December 2019	10,000	-
		$10,000	$5,000

Should the borrowing be repaid prior to maturity, the Bank may have to pay a mark-to-market termination fee to unwind the obligation. The Bank also has the option of converting and extending the borrowing term, subject to the inclusion of any mark-to-market fees. The borrowing is also subject to conversion by the FHLB to floating rate advances based upon the contract terms. If converted, the advance may be repaid and the transaction terminated without penalty. As of December 31, 2012, the Bank had approximately $1.6 million of remaining eligible loan collateral available for additional FHLB borrowings and remaining additional credit availability of $24.0 million based on the amount of other balance sheet investment securities held, excluding securities otherwise already pledged.

Note 6.	Related Party Transactions

Executive officers, directors and their affiliates had borrowings of $1.0 million and $2.9 million and unfunded commitments of $214 thousand and $261 thousand with the Bank at December 31, 2012 and 2011, respectively. In addition, executive officers, directors and their affiliates maintained deposits of $938 thousand at December 31, 2012 and $1.8 million at December 31, 2011.

Note 7.	Time Deposits

Remaining maturities on time deposits at December 31, 2012 are as follows:

Remaining Maturities on Time Deposits

(dollars in thousands)

2013	$47,750
2014	11,068
2015	17,642
2016	6,132
2017	12,775
Total	$95,367

The aggregate amount of time deposits of $100,000 or more at December 31, 2012 and 2011 was $ 41.3 million and $45.3 million, respectively.

The Bank maintained brokered deposits of $1.5 million and $2.6 million at December 31, 2012 and 2011, respectively.

Note 8.	Income Taxes

The Bank files income tax returns in the U.S. federal jurisdiction. With few exceptions, the Bank is no longer subject to U.S. federal income tax examinations by tax authorities for years prior to 2009.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2012 and 2011, respectively, are presented below:

	December 31,
	2012	2011
Deferred Tax Assets:
Allowance for loan losses	$428	$1,309
Net operating loss carryforward	7,147	6,225
Bank premises and equipment	41	41
Accrued vacation	26	18
Deferred compensation	41	61
Non-accrual loan interest	271	277
OREO valuation	210	54
	$8,164	$7,985
Deferred Tax Liabilities:
Unrealized gain on securities available for sale	$(27)	$(152)
	$(27)	$(152)
Net Deferred Tax Assets	$8,137	$7,833
Less: Valuation Allowance	(8,137)	(7,833)
	$-	$-

The provision for income taxes charged to operations as of December 31, 2012 and 2011 consists of the following:

	December 31,
	2012	2011
Current tax expense	$-	$-
Deferred tax (benefit)	(304)	(1,463)
Change in valuation allowance	304	1,463
	$-	$-

Under the provisions of the Internal Revenue Code, the Bank has approximately $21.0 million of net operating loss carryforwards which begin to expire in 2024. Due to changes in control of the Bank in December 2010 and IRS regulations, the amount of net operating losses that may be used in future years is limited to approximately $254 thousand per year for twenty years.

Note 9.	Financial Instruments With Off Balance Sheet Risk

The Bank is party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheet.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

At December 31, 2012 and 2011, the following financial instruments were outstanding whose contractual amounts represent credit risk:

Off Balance Sheet Commitments	December 31,
(in thousands)	2012	2011

Unfunded commitments under lines of credit	$11,325	$6,570

Commercial and standby letters of credit	648	888
	$11,973	$7,458

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually contain a specified maturity date and may not be fully drawn upon to the total extent to which the Bank is committed. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management’s credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Letters of credit issued generally have expiration dates within one year, except for those originally issued as two year commitments; however, upon automatic renewal, the letters of credit will then have expiration dates that expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in normal extensions of credit. The Bank generally holds collateral supporting those commitments, if deemed necessary.

The Bank maintains cash accounts in five correspondent banks. Capital ratios of correspondents are reviewed periodically to ensure that their capital ratios are maintained at acceptable levels. There were no uninsured balances held with these institutions at December 31, 2012 and 2011, respectively.

Note 10.	Minimum Regulatory Capital Requirements and Dividend Limitations

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, possibly additional discretionary, actions by regulators that could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, financial institutions must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. A financial institution’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require financial institutions to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2012, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2012, the Bank was considered as well capitalized under the FDIC’s regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios as of December 31, 2012 and 2011, respectively, are presented in the following table:

Regulatory Capital and Ratios as of:
December 31, 2012
(dollars in thousands)	Actual		Minimum Capital Requirement		Minimum to be well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$16,454	13.55%	$9,715	8.00%	$12,143	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$14,939	12.31%	$4,854	4.00%	$7,281	6.00%
Tier 1 Capital (to Average Assets)	$14,939	8.71%	$6,861	4.00%	$8,576	5.00%

December 31, 2011
(dollars in thousands)	Actual		Minimum Capital Requirement		Minimum to be well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital (to Risk Weighted Assets)	$13,711	12.06%	$9,094	8.00%	$11,367	10.00%
Tier 1 Capital (to Risk Weighted Assets)	$12,221	10.75%	$4,547	4.00%	$6,821	6.00%
Tier 1 Capital (to Average Assets)	$12,221	7.34%	$6,660	4.00%	$8,325	5.00%

Dividend Limitations

Federal regulations limit the amount of dividends which the Bank can pay without obtaining prior approval. The amount of dividends the Bank may pay is limited to current year earnings plus retained net profits for the two preceding years. In addition, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to fall below the minimum capital requirements. As a result of regulatory restrictions due to losses realized by the Bank during the preceding two years and the Written Agreement with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions, the Bank is not presently able to pay dividends. Accordingly, the Bank paid no dividends during 2012 or 2011.

Note 11.          Employee Benefit Plans

Employee 401(k) Savings Plan

The Bank provides a 401(k) Plan that is available to employees meeting minimum eligibility requirements. During the fourth quarter of 2010, the Bank suspended the match contribution until earnings improve. No Bank contributions under the 401(k) Plan were made during the years ended December 31, 2012 and 2011, respectively. In the past, the Board had authorized a match of employee elective deferrals up to 50% of participant contributions on the first six percent of eligible deferrals. The employee participants have various investment alternatives available in the 401(k) Plan; however, Bank stock is currently not permitted as an investment alternative.

Employee Welfare Plan

The Bank provides benefit programs to eligible full-time and part-time employees who elect coverage under the plan. Each plan has its own eligibility requirement. During an annual enrollment period each year, employees have the opportunity to change their coverage or, in certain circumstances, more frequently due to certain life-changing events. Generally, amounts paid by employees for benefit coverage are deducted from their pay on a before-tax basis. Certain benefits are deducted on an after-tax basis.

Various insurance benefits offered to employees consist of medical, dental, vision, life, accidental death and dismemberment, long term disability, short term disability, medical spending account, dependent care spending account, long term care and supplemental insurance. The health and welfare plans are administered through a Multiple Employer Welfare Association (“MEWA”). Monthly employer and employee contributions are remitted to a tax-exempt employer benefits trust managed by the Virginia Bankers Association, against which the MEWA processes and pays claims.

Deferred Compensation Plan

The Bank of Virginia has a deferred compensation agreement with its Vice Chairman of the board entered into in January 2005, providing for benefit payments commencing January 1, 2010, for a period of five years. The liability as of December 31, 2012, was $119,626. The annual expense for 2012 and 2011 was $50,669. The obligation is based upon the present value of the expected payments over the expected payout and accrual period. The expected payout is $60,000 per year through 2014.

Stock Option Plan

Share-based compensation arrangements include stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC Topic 718 requires all share-based payments to employees to be valued using a fair value method on the date of grant and to be expensed based on that fair value over the applicable vesting period.

At the 2005 Annual Meeting, shareholders ratified approval of the Bank of Virginia 2005 Stock Option Plan (the “2005 Plan”) which made available up to 200,000 shares for potential grants of stock options. The Plan was instituted to encourage and facilitate investment in the common stock of the Bank by key employees and executives and to assist in the long-term retention of service by those executives. The Plan covers employees as determined by the Bank’s Board of Directors from time to time. Options under the Plan were granted in the form of incentive stock options.

At the 2011 Annual Meeting, the Bank’s shareholders approved a new share-based compensation plan (Bank of Virginia 2011 Stock Incentive Plan or the “2011 Plan”). Under this plan, employees, officers and directors of the Bank or its affiliates are eligible to participate. The plan’s intent was to reward employees, officers and directors of the Bank or its affiliates for their efforts, to assist in the long-term retention of service for those who were awarded, as well as align their interests with the Bank. There are 800,000 shares reserved under the 2011 Plan and the 2011 Plan did not replace the 2005 Plan, though the Bank does not intend to issue anymore shares under the 2005 Plan.

Stock option plan activity for the year ended December 31, 2012 is summarized below.

			Average
		Weighted	Remaining
		Average	Contractual
		Exercise	Life
	Shares	Price	(in years)

Options outstanding December 31, 2011
(after 1 for 5 reverse stock split)	74,700	$9.11
Granted (under the 2011 Plan)	16,800	4.24
Exercised	-	-
Forfeited or expired	(4,400)	22.58
Options outstanding December 31, 2012	87,100	7.49	8.59

Options exerciseable December 31, 2012	21,450	$13.10	7.49

The aggregate intrinsic value is calculated as the difference between the quoted price and the award exercise price of the stock. To the extent that the quoted price is less than the exercise price, there is no value to the underlying option awards, which was the case at December 31, 2012.

The weighted average fair value of options granted during the year was $1.52. The remaining unrecognized expense compensation costs for the options granted totaled $104,443 as of December 31, 2012 and will be recognized over the next 45 months, or 3.75 years.

The fair value of each option granted is estimated on the date of grant using the “Black Scholes Option Pricing” method with the following assumptions for the year ended December 31, 2012:

Expected dividend rate	0%
Expected volatility	25.0%
Expected term in years	7
Risk free rate	1.18%

Options totaling 16,800 were granted during the year ended December 31, 2012 under the 2011 plan. The expected term of options granted under both the 2011 Plan and 2005 Plan were estimated based upon anticipated behavior patterns given the contractual terms of the options granted. The risk free rate for periods within the contractual life of the option has been based on the U.S. Treasury yield curve in effect at the time of the grant. Expected volatility has been based on the historical volatility of the Bank’s stock.

Restricted stock

The 2011 Plan permits the granting of restricted and unrestricted shares of the Bank’s Common Stock either alone, in addition to, or in tandem with other awards made by the Bank. Stock grants are generally measured at fair value on the date of grant based on the number of shares granted and the quoted price of the Bank’s common stock. Such value is recognized as expense over the corresponding service period. Compensation costs related to these types of awards are consistently reported for all periods presented.

In December of 2011, the Bank awarded 5,000 restricted shares to one of its employees. The shares vest equally over the next four years as long as the employee remains employed with the Bank. The fair value of the shares was $0.90 on the day of granting. The remaining expense associated with these shares total $4,000 and will be recognized over the next four years.

The 2012 grants equaled $72 thousand in value and were fully vested by the end of 2012. The 2013 grants also equaled $72 thousand in value and will vest pro rata monthly over the course of 2013. The number of shares for each non-executive director was 3,370 and 3,321, respectively, for each of 8 directors.

Note 12.          Fair Value Measurements

Fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate the value is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity, or contracts that convey or impose on an entity that contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

The following presents the methodologies and assumptions used to estimate the fair value of the Bank’s financial instruments. The information used to determine fair value is highly subjective and judgmental in nature and, therefore, the results may not be precise. Subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts that will actually be realized or paid upon settlement or maturity on these various instruments could be significantly different.

Financial Instruments with Book Value Equal to Fair Value

The book values of cash and due from banks, federal funds sold and purchased, interest receivable, and interest payable are considered to be equal to fair value as a result of the short-term nature of these items.

Securities Available for Sale

For securities available for sale, fair value is based on current market quotations, where available. If quoted market prices are not available, fair value has been based on the quoted price of similar instruments or third party pricing models.

Restricted Securities - at Cost

Restricted securities are valued at cost which is also the stated redemption value of the shares.

Loans Held for Sale

Loans held for sale are required to be measured at the lower of cost or fair value. These loans currently consist of residential loans purchased for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data, which is generally not materially different than cost due to the short duration between purchase and sale. As such, the Bank records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the year ended December 31, 2012.

Loans

The estimated value of loans held for investment is measured based upon discounted future cash flows using the current rates for similar loans, as well as assumptions related to credit risk. See below for valuation of impaired loans.

Deposits

Deposits without a stated maturity, including demand, interest-bearing demand, and savings accounts, are reported at their carrying value in accordance with authoritative accounting guidance. No value has been assigned to the franchise value of these deposits. For other types of deposits with fixed maturities, fair value has been estimated by discounting future cash flows based on interest rates currently being offered on deposits with similar characteristics and maturities.

Borrowings and Other Indebtedness

Fair value has been estimated based on interest rates currently available to the Bank for borrowings with similar characteristics and maturities.

Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees

Fair values for off-balance-sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. At December 31, 2012 and 2011, the fair value of loan commitments and standby letters of credit was deemed to be immaterial and therefore is not included.

Determination of Fair Value

The Bank uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. In accordance with the Fair Value Measurements and Disclosure topic of FASB ASC, the fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimate of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

The fair value guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under market conditions depends on the facts and circumstances and requires the use of significant judgment.

Authoritative accounting literature specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Bank’s market assumptions. The three levels of the fair value hierarchy based on these two types of inputs are as follows:

Level 1 –	Valuation is based on quoted prices in active markets for identical assets and liabilities.

Level 2 –	Valuation is based on observable inputs including quoted prices in active markets for similar assets and liabilities, quoted prices for identical or similar assets and liabilities in less active markets, and model-based valuation techniques for which significant assumptions can be derived primarily from or corroborated by observable data in the market.

Level 3 –	Valuation is based on model-based techniques that use one or more significant inputs or assumptions that are unobservable in the market.

The following table presents estimated fair values of the Bank’s financial statements in accordance with authoritative accounting guidance as of December 31, 2012 and 2011:

		Fair Value Measurements at December 31, 2012
(dollars in thousands)	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash and cash equivalents	$11,980	$11,980	$-	$-	$11,980
Securities available for sale	18,511	-	18,511	-	18,511
Restricted securities	1,157	-	1,157	-	1,157
Loans held for sale	28,949	-	28,949	-	28,949
Loans held for investment	111,506	-	-	113,260	113,260
Interest receivable	419	-	419	-	419
Liabilities:
Demand deposits	$19,498	-	$19,498	-	$19,498
Savings and interest-bearing demand deposits	39,619	-	39,619	-	39,619
Time deposits	95,367	-	94,848	-	94,848
FHLB borrowings	10,000	-	11,421	-	11,421
Interest payable	173	-	173	-	173

		Fair Value Measurements at December 31, 2011
(dollars in thousands)	Carrying Amount	Level 1	Level 2	Level 3	Fair Value
Assets:
Cash and cash equivalents	$26,696	$26,696	$-	$-	$26,696
Securities available for sale	25,578	-	25,578	-	25,578
Restricted securities	1,134	-	1,134	-	1,134
Loans held for investment	104,662	-	-	97,006	97,006
Interest receivable	426	-	426	-	426
Liabilities:
Demand deposits	$16,833	-	$16,833	$-	$16,833
Savings and interest-bearing demand deposits	29,686	-	29,686	-	29,686
Time deposits	100,722	-	100,694	-	100,694
FHLB borrowings	5,000	-	5,126	-	5,126
Interest payable	264	-	264	-	264

The following describes the valuation techniques used by the Bank to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities available for sale

Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level 2).

The following table presents the balances of financial assets measured at fair value on a recurring basis as of December 31, 2012 and 2011:

(In thousands)	Balance as of	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	December 31,	(Level 1)	(Level 2)	(Level 3)
2012

US Government Agencies	$3,455	$-	$3,455	$-
Agency Guaranteed Mortgage-backed securities	$15,056	$-	$15,056	$-

2011

Agency Guaranteed Mortgage-backed securities	$25,578	$-	$25,578	$-

Certain assets are measured at fair value on a nonrecurring basis in accordance with GAAP. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

The following describes the valuation techniques used by the Bank to measure certain assets recorded at fair value on a nonrecurring basis in the financial statements:

Loans Held for Sale

Loans held for sale are required to be measured at the lower of cost or fair value. These loans currently consist of residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data, which is generally not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Bank records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale during the year ended December 31, 2012.

Impaired Loans

Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Bank using observable market data (Level 2). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Bank because of marketability, then the fair value is considered Level 3. The value of business’s equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level 3). Impaired loans allocated to the Allowance for Loan Losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the Statements of Operations.

Other Real Estate Owned (OREO)

Other real estate owned (“OREO”) is measure at fair value less cost to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Bank. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Bank because of marketability, then the fair value is considered Level 3. OREO is measured at fair value on a nonrecurring basis. Any initial fair value adjustment is charged against the Allowance for Loan Losses. Subsequent fair value adjustments are recorded in the period incurred and included in other noninterest expense on the Statements of Operations.

The following table summarizes the Bank’s assets that were measured at fair value on a nonrecurring basis as of December 31, 2012 and 2011.

(In thousands)	Balance as of	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	December 31,	(Level 1)	(Level 2)	(Level 3)
2012
Impaired loans, net	$2,222	$-	$-	$2,222
OREO	1,768	-	-	1,768
Loans held for sale	28,949	-	28,949	-

2011
Impaired loans, net	$5,714	$-	$-	$5,714
OREO	1,262	$-	-	1,262

Quantitative Information About Level 3 Fair Value

Measurements for December 31, 2012

Description	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

Impaired Loans:
Commercial Real Estate
Non-owner occupied	$896	Discounted appraised value	Selling costs	10%
Owner Occupied	$405	Appraised value	None	-

Commercial and Industrial	$560	Discounted cash flow	Discount rate	63%

Consumer – HELOC		Discounted appraised value	Selling costs	10%
	$361	Discounted appraised value	Discount for lack of marketability	37% to 66% (61%)

Other real estate owned	$1,768	Discounted appraised value	Discount for lack of marketability	16% to 63% (28%)

Note 13.          Other Real Estate Owned

The table below presents a summary of the activity related to other real estate owned:

Other Real Estate Owned
(dollars in thousands)	Years ending December,
	2012	2011
Beginning Balance	$1,262	$551
Additions	1,396	1,749
Sales	(890)	(1,013)
Valuation write-downs	-	(25)
Ending Balance	$1,768	$1,262

The Bank aggressively attempts to dispose of its other real estate and has contracted with a third-party vendor to aid in expediting the sales process.

Note 14.          Formal Written Agreement

Bank of Virginia continues to operate under a Written Agreement with the Federal Reserve Bank of Richmond (the “Federal Reserve”) and the Virginia Bureau of Financial Institutions which was executed on January 14, 2010. The Written Agreement requires, among other things, that the Bank:

•	strengthen Board oversight of the management and operations of the Bank;
•	strengthen credit risk management practices, particularly commercial real estate concentrations, including steps to reduce the risk of concentrations and enhance stress testing of loan portfolio segments;
•	improve the Bank’s position on outstanding and future past due and other problem loans in excess of $500,000;
•	implement ongoing review and grading of the Bank’s loan portfolio by a qualified independent party or by qualified staff that is independent of the Bank’s lending function;
•	review and revise the allowance for loan and lease losses policy and ensure the maintenance of an adequate allowance for loan and lease losses;
•	improve profitability and maintain sufficient capital for the risk profile of the Bank to satisfy regulatory requirements and support current and future assets; and
•	implement policy to prevent conflicts of interest between Bank’s interest and decision makers.

Failure to comply with the Written Agreement could subject the Bank to the assessment of civil monetary penalties, further regulatory sanctions and/or other regulatory enforcement actions.

The Bank has addressed the requirements of the Written Agreement, including efforts and plans to improve asset quality and credit risk management, and maintain sufficient capital. Submissions were made to the appropriate regulatory authorities in accordance with, and within the time schedule outlined in the Agreement. In order to maintain full compliance with the Written Agreement, our regulators require ongoing attention to certain provisions of the Written Agreement. Management believes it has achieved full compliance within each area and is taking appropriate ongoing actions to maintain full compliance.